Exhibit 4.2

MOTOROLA SOLUTIONS

EMPLOYEE STOCK PURCHASE PLAN OF 1999

AS AMENDED AND RESTATED EFFECTIVE MAY 18, 2015

1. Purpose. The purpose of the Plan is to provide an opportunity for Eligible Employees of the Company and its Designated Companies to purchase Common Stock at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (a “Section 423 Offering”); provided, however, that the Committee may also authorize the grant of rights under the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Committee for such purpose (a “Non-Section 423 Offering”).

2. Definitions.

(a) “Administrator” means one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Board or Committee may assign any of its administrative tasks to the Administrator.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under United States state corporate laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where rights are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A in accordance with Regulation 14A of the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing);

(ii) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Common Stock, directly or indirectly, have at least a 65% ownership interest;

(iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

(e) “Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or United States Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f) “Committee” means the Compensation and Leadership Committee of the Board or another committee consisting of not less than two directors of the Company appointed by the Board, all of whom shall qualify as “non-employee directors” within the meaning of United States Securities and Exchange Commission Regulation § 240.16b-3 or any successor regulation.

(g) “Common Stock” means the common stock of the Company, $.01 par value per share.

(h) “Company” means Motorola Solutions, Inc., a Delaware corporation.

(i) “Contributions” means the amount of Eligible Pay contributed by a Participating Employee through payroll deductions and other alternative payments that the Committee may permit a Participating Employee to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan.

(j) “Designated Company” means any Subsidiary of the Company, whether now existing or existing in the future, that has been designated by the Committee or the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of a Section 423 Offering, only the Company and its Subsidiaries may be Designated Companies; provided, however that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-Section 423 Offering.

(k) “Eligible Employee” means any individual in a employee-employer relationship with the Company or a Designated Company for income tax and employment tax withholding and reporting purposes, regardless of any subsequent reclassification by the Company or a Designated Company, any governmental agency, or any court. For purposes of clarity, the term “Eligible Employee” shall not include: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Company who has entered into an independent contractor or consultant agreement with the Company or a Designated Company; (iv) any individual performing services for the Company or a Designated Company under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Designated Company enters into for services; (v) any individual classified by the Company or a Designated Company as contract or contingent labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Designated Company; and (vii) any leased employee. The Committee or the Administrator shall have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.

(l) “Eligible Pay” means an Eligible Employee’s base pay, which shall include base wages or salary payable in cash during the pay period and shall be calculated before (i) deduction required for income tax, social contributions or other similar withholding and (ii) any such amounts deferred by an Eligible Employee under a 401(k) plan or similar deferred compensation program or arrangement established by the Company or any of its Subsidiaries, but shall not include commissions, bonuses, annual awards, equity compensation (such as stock options or restricted stock units), other incentive payments, expense reimbursements, allowances or other compensation directly or indirectly paid during the pay period.

(m) “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring on or before the first day of an Offering Period, as prescribed by the Committee or the Administrator.

(n) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(o) “Offering” means a Section 423 Offering or a Non-Section 423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in paragraph 6. For purposes of the Plan, the Committee or Administrator may establish separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Companies may participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy the requirements of Section 423 of the Code; a Non-Section 423 Offering need not satisfy such regulations.

(p) “Offering Period” means the six-month period commencing on the first Trading Day on or after April 1 and October 1 of each year continuing thereafter to the Share Purchase Date, or on such other date as the Committee or the Administrator shall determine.

(q) “Parent” means a “parent corporation” as defined under Section 424(e) of the Code, whether now or hereafter existing, which shall be any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the rights under the Plan, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r) “Participating Employee” means an Eligible Employee that elects to Participate in the Plan.

(s) “Plan” means this Motorola Solutions Amended and Restated Employee Stock Purchase Plan of 1999.

(t) “Purchase Price” means an amount equal to the lesser of 85% of the closing price of shares of Common Stock (i) at the beginning of the Offering Period or (ii) on the Share Purchase Date. For purposes of the Plan, the closing price shall be the closing price of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions as reported in the Wall Street Journal at www.online.wsj.com; the Committee shall have the authority to establish a different Purchase Price for any Section 423 Offering or Non-Section 423 Offering, provided that such Purchase Price applicable to a Section 423 Offering complies with the provisions of Section 423 of the Code.

(u) “Shares” means the shares of Common Stock subject to the Plan.

(v) “Share Purchase Date” means the last Trading Day of each Offering Period (or such other trading day as the Committee shall determine).

(w) “Subsidiary” means a “subsidiary corporation” as defined in Section 424(f) of the Code, whether now or hereafter existing, which shall be any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the rights under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(x) “Tax-Related Items” means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participating Employee’s participation in the Plan.

(y) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

3. Shares Subject to Plan. Subject to adjustment pursuant to paragraph 15 hereof, an aggregate of 41,757,142 Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. For avoidance of doubt, the limitation set forth in this paragraph may be used to satisfy purchases of Shares under either a Section 423 Offering or a Non-Section 423 Offering.

4. Administration. The Plan shall be administered by the Committee. Subject to the terms of the Plan, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in a Section 423 Offering or a Non-Section 423 Offering and which Subsidiaries of the Company shall be Designated Companies participating in either a Section 423 Offering or a Non-Section 423 Offering, (iii) determine the terms and conditions of any right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under paragraph 15 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the

Purchase Price applicable to a right), provided that the amended right otherwise confirms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may assign any of its administrative tasks set forth in this paragraph to the Administrator.

Notwithstanding any provision to the contrary in this Plan, the Committee or Administrator may designate a Subsidiary of the Company as a Designated Company participating in either a Section 423 Offering or Non-Section 423 Offering under the Plan. The Committee or the Administrator may also adopt rules or procedures relating to the operation and administration of the Plan, including relating to a Non-Section 423 Offering to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee or the Administrator is specifically authorized to adopt rules, procedures and subplans, which, for purposes of a Non-Section 423 Offering, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Eligible Pay, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of Share issuances, which may vary according to local requirements. The Committee or Administrator may also adopt rules, procedures or sub-plans applicable to particular Designated Companies or locations under a Non-Section 423(b) Offering of the Plan. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of paragraph 3, but unless superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

For clarity’s sake, the Committee may not delegate its authority to make adjustments pursuant to paragraph 15(a), to amend or terminate the Plan pursuant to paragraph 18 or enlarge the Shares authorized for issuance under the Plan pursuant to paragraph 3. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

5. Eligibility.

(a) General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of paragraph 6.

(b) Non-U.S. Employees. An Eligible Employee who is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States, for tax purposes or otherwise) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-Section 423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee or Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

(c) Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Shares under a Section 423 Offering (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary of the Company, or (ii) except as otherwise provided by the Committee, to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is both outstanding and exercisable.

6. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after April 1 and October 1 of each year, or on such other date as the Committee or Administrator shall determine, and continuing thereafter to the Share Purchase Date, which shall be the last Trading Day of the respective six month period, or such other date as the Committee or Administrator shall determine or until terminated in accordance with paragraph 18 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings.

7. Participation. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election shall be made by completing the online enrollment process through the Company’s designated Plan broker or by contacting the Company during such Enrollment Period, authorizing Contributions in an amount not exceeding 20% of the Eligible Employee’s Eligible Pay for the payroll period to which the deduction applies, or such other amount as may be determined by the Committee. A Participating Employee may elect to increase or decrease the rate such Contributions during any subsequent Enrollment Period by completing a subsequent online enrollment process through the Company’s designated Plan broker or to the Company, provided that no change in Contributions shall be permitted to the extent that such change would result in total Contributions exceeding 20% of the Eligible Employee’s Eligible Pay, or such other amount as may be determined by the Committee. An Eligible Employee may not initiate, increase or decrease Contributions as of any date other than during an Enrollment Period.

8. Contributions. The Company shall establish a contribution account in the form of a bookkeeping entry for each Participating Employee for the purpose of tracking Contributions made by each Participating Employee during the Offering Period, and shall credit all Contributions made by each Participating Employee to such contribution account. The Company shall not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor shall any interest be paid on such Contributions, unless otherwise determined by the Committee or required by Applicable Laws. All Contributions received by the Company for Shares sold by the Company on any Share Purchase Date pursuant to this Plan may be used for any corporate purpose.

9. Purchase of Shares. Subject to the limitations set forth in paragraph 5(c), each Participating Employee shall have the right to purchase as many Shares, including fractional shares, as may be purchased with the Contributions credited to his or her contribution account as of the last day of the Offering Period (or such other date as the Committee shall determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participating Employee may not purchase in excess of 14,285 Shares under the Plan per Offering Period (subject to adjustment pursuant to paragraph 15 hereof). Any amount remaining in a Participating Employee’s contribution account as of the relevant Share Purchase Date in excess of the amount that may properly be applied to the purchase of Shares as a result of the application of the limitations set forth herein (or as designated by the Committee) shall be refunded, without interest, to the Participating Employee as soon as practicable.

10. Taxes. At the time a Participating Employee’s purchase right is exercised, in whole or in part, or at the time a Participating Employee disposes of some or all of the Shares acquired under the Plan, the Participating Employee shall make adequate provision for any Tax-Related Items. In their sole discretion, the Company or the Designated Company that employs the Participating Employee may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participating Employee’s compensation, (b) withholding a sufficient whole number of Shares otherwise issuable following purchase having an aggregate fair market value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares, or (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company.

11. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participating Employee shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each Participating Employee to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by a Participating Employee pursuant to the Plan shall be held in the Participating Employee’s brokerage or Plan share account.

12. Rights as Stockholder. A Participating Employee shall have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until such Shares are recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm. Unless otherwise determined by the Committee or required by any Applicable Law, the Company shall not deliver to any Participating Employee any certificates evidencing Shares issued in connection with any purchase under the Plan.

13. Withdrawals. A Participating Employee may withdraw from an Offering Period by completing the online withdrawal process through the Company’s designated Plan broker or contacting the Company. A notice of withdrawal must be received by the first trading day of the last month of an Offering Period in order for such withdrawal to be effective during the current Offering Period. Upon receipt of such notice, Contributions on behalf of the Participating Employee shall be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participating Employee may not again be eligible to participate in the Plan until the next Enrollment Period. Amounts credited to a contribution account of any Participating Employee who withdraws by the first trading day of the last month of an Offering Period shall be refunded, without interest, as soon as practicable.

14. Termination of Employment.

(a) General. Upon a Participating Employee ceasing to be an Eligible Employee for any reason, including death or termination of employment with a Designated Company, Contributions for such Participating Employee shall be discontinued and any amounts then credited to the Participating Employee’s contribution account shall be refunded, without interest, as soon as practicable, except as otherwise provided by the Committee.

(b) Leave of Absence. Subject to the discretion of the Committee, if a Participating Employee is granted a paid leave of absence, payroll deductions on behalf of the Participating Employee shall continue and any amounts credited to the Participating Employee’s contribution account may be used to purchase Shares as provided under the Plan. If a Participating Employee is granted an unpaid leave of absence, Contributions on behalf of the Participating Employee shall be discontinued and no other Contributions shall be permitted (unless otherwise determined by the Administrator or required by Applicable Laws), but any amounts then credited to the Participating Employee’s contribution account may be used to purchase Shares on the next applicable Share Purchase Date.

(c) Transfer of Employment. A Participating Employee whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or any Designated Company (including transfers between Designated Companies) participating in a Section 423 Offering will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participating Employee transfers from a Section 423 Offering to a Non-Section 423 Offering (or vice versa) or between Non-Section 423 Offerings, the Participating Employee will be treated as having withdrawn from the Offering Period in accordance with paragraph 13, unless otherwise determined by the Committee in its sole discretion.

15. Adjustment Provisions.

(a) Changes in Capitalization. In the event of any change affecting the number, class, or terms of the shares of Common Stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, then the Committee shall equitably adjust the number and class of Common Stock that may be delivered under the Plan (including the numerical limits of paragraphs 3 and 9), the Purchase Price per Share and the number of shares of Common Stock covered by each unexercised right under the Plan to give proper effect to the change. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this paragraph. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

(b) Dissolution or Liquidation. In the event of a Change in Control contemplated under paragraph 2(e)(iii), the Offering Period then in progress shall be shortened by setting a new Share Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Committee shall notify each Participating Employee in writing, at least ten (10) trading days prior to the New Purchase Date, that the Purchase Date for the Participating Employee’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participating Employee on the New Purchase Date, unless prior to such date the Participating Employee has withdrawn from the Offering Period, as provided in paragraph 13 hereof.

(c) Change in Control. In the event of a Change in Control, each outstanding right to purchase Shares shall be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed Change in Control. The Committee shall notify each Participating Employee in writing, at least ten (10) trading days prior to the New Purchase Date, that the Purchase Date for the Participating Employee’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participating Employee on the New Purchase Date, unless prior to such date the Participating Employee has withdrawn from the Offering Period, as provided in paragraph 13 hereof.

16. Rights Not Transferable. Rights granted under this Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution, and are exercisable during a Participating Employee’s lifetime only by the Participating Employee.

17. Employment Rights. Participation in the Plan shall not be construed as giving any Participating Employee the right to be retained as an employee of the Company or a Subsidiary, as applicable. Furthermore, the Company or a Subsidiary may dismiss any Participating Employee from employment at any time, free from any liability or any claim under the Plan.

18. Amendments and Termination. The Board or the Committee may amend the Plan at any time, provided that, if shareholder approval is required pursuant to the Code, United States federal securities laws or regulations, or the rules or regulations of the New York Stock Exchange (or any other securities exchange on which the Common Stock is listed or traded), then no such amendment shall be effective unless approved by the Company’s stockholders within such time period and manner as may be required. The Board or Committee may suspend the Plan or discontinue the Plan at any time. Upon termination of the Plan, all Contributions shall cease and all amounts then credited to a Participating Employee’s contribution account shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded, without interest, to Participating Employees.

19. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under Applicable Law, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Administrator shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this paragraph 19, the Administrator determines that the Shares will not be issued to any Participating Employee, any Contributions credited to such Participating Employee’s contribution account shall be promptly refunded, without interest, to the Participating Employee, without any liability to the Company or any of its Subsidiaries.

20. Code Section 409A; Tax Qualification.

(a) Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participating Employee’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participating Employee or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.

Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including paragraph 20(a) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participating Employees under the Plan.

21. Expenses. Unless otherwise set forth in the Plan or determined by the Committee or Administrator, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participating Employees, shall be borne by the Company and its Subsidiaries.

22. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, this Plan shall be construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws principles thereof. Any legal action related to the Plan, the purchase rights granted under the Plan or any enrollment form or other instrument or agreement relating to the Plan shall be brought only in a United States federal or state court located in Illinois.

23. Headings. Headings are given to the paragraphs and subparagraphs of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

24. Stockholder Approval. The Plan was originally adopted by the Board on March 9, 1999 and approved by stockholders on May 3, 1999, and this Amendment and Restatement was adopted by the Board on March 9, 2015, subject to approval by stockholders at the annual meeting of stockholders on May 18, 2015, which shareholder approval was obtained.